PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

        The following documents filed by National Data Corporation (the "Company") with the Securities and Exchange Commission (the
"Commission") are incorporated herein by reference:

                (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or either: (1) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed, or (2) the Company's effective registration statement on Form 10 or 20-F filed under the Securities Exchange Act of 1934 containing audited financial statements for the Company's latest fiscal year.

                (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the document incorporated pursuant to (b) above.

                (c) The description of any class of securities to be offered which is contained in a registration statement filed under
Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.  Not applicable.

Item 5.  Interests of Named Experts and Counsel.

        The legality of the issuance of the securities being registered has been passed upon for the Company by the law firm of Alston & Bird, counsel for the Company. Neil Williams, a partner of Alston & Bird, is a director of the Company.


Item 6.  Indemnification of Directors and Officers.

        The bylaws of the Company provide for the indemnification of directors, officers, employees, and agents of the Company, as well as others serving at their request, in certain specific instances in accordance with the Delaware General Corporation Law. In an action brought by or in the right of the Company, the individual is entitled to indemnification of expenses of defense or settlement if he acted in good faith, and in a manner reasonably believed to be in or not opposed to the best in terests of the Company, except that no indemnification may be afforded in instances where the individual has been adjudged liable for negligence or misconduct in the performance of the individual's duties to the Company, unless the court hearing such action determines that the individual is entitled to indemnity. In all other actions, the individual is entitled to indemnification of expenses, judgments, fines, and amounts paid in settlement if the individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. The indemnification for any such action (other than as ordered by a court) may be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Such determination must be made by a majority vote of disinterested directors or, in certain specific instances, by independent legal counsel or by the stockholders.

        The bylaws of the Company provide that the Company may purchase and maintain insurance on behalf of directors, officers, employees, and agents, as well as others serving at their request, against any liabilities asserted against such persons whether or not the Company would have the power to indemnify such directors, officers, employees, or agents against such liability under the Delaware General Corporation Law. The Company has purchased and maintains such insurance pursuant to such authorization.

        The Company's Certificate of Incorporation, as amended, also provides that a director of the Company will not be liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director except in specified instances.

Item 7.  Exemption from Registration Claimed.  Not applicable.

Item 8.  Exhibits.*

        4(a).   Certificate of Incorporation and Bylaws of the
Company, as amended (incorporated by reference to Exhibits 3(i) and 3(ii) to the Company's Annual Report on Form 10-K for the year ended May 31, 1991, File No. 03966).

        4(b).   Shareholder Rights Agreement, dated as of January 18,
1991, between the Company and Trust Company Bank, as Rights Agent
(incorporated by reference to Exhibit 4(1) to the Company's Current Report on Form 8-K dated January 18, 1991, File No. 03966).

        5. Opinion of Alston & Bird regarding the legality of the securities being registered.

        23(a).  Consent of Alston & Bird (included in Exhibit 5).

        23(b).  Consent of Arthur Andersen LLP

        23(c).  Consent of KPMG Peat Marwick LLP

        24.     Power of Attorney (contained on page II-6).


* Exhibits are numbered in accordance with Item 601 of Regulation S-K.


Item 9.  Undertakings.

        (a)     The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i)  To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933;

                        (ii)  To reflect in the prospectus any facts
or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                        (iii)  To include any material information
with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

        Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of l934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnific ation against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant, National Data Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 31st day of May, 1995.

        NATIONAL DATA CORPORATION
        Registrant

        By:     /s/ Robert A. Yellowlees
             ----------------------------------
             Robert A. Yellowlees,
             Chairman of the Board and Chief
             Executive Officer
             (Principal Executive Officer)



        By:     /s/ Jerry W. Braxton
             ----------------------------------
             Jerry W. Braxton,
             Chief Financial Officer and
             Treasurer
             (Principal Financial Officer)



        By:   /s/  M.P. Stevenson
             -----------------------------------
             M.P. Stevenson, Vice President and
             Controller
             (Principal Accounting Officer)




                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549




                            EXHIBITS FILED WITH

                           REGISTRATION STATEMENT

                               ON FORM S-8

                                  UNDER

                        THE SECURITIES ACT OF 1933





                        NATIONAL DATA CORPORATION
                         National Data Plaza
                       Atlanta, Georgia 30329-2010





                             EXHIBIT INDEX


Exhibit Number*                     Description

5 Opinion of Alston & Bird regarding the legality of the securities being registered.


23(a)                  Consent of Alston & Bird (included in
                          Exhibit 5).


23(b)                  Consent of Arthur Andersen LLP


23(c)                  Consent of KPMG Peat Marwick LLP


24                     Power of Attorney (contained on page II-6).




*Exhibits are numbered in accordance with Item 601 of Regulation S-K.